Exhibit 99.1

Cyalume Technologies Announces New President and CEO

WEST SPRINGFIELD, Mass., April 2, 2012 (GLOBE NEWSWIRE) -- Cyalume Technologies Holdings, Inc. (OTCBB:CYLU) today announced the appointment of Mr. Zivi Nedivi as its President and Chief Executive Officer, effective immediately. Mr. Nedivi replaces Mr. Derek Dunaway.

Mr. Nedivi is best known for his tenure as President and CEO of Kellstrom Aerospace and its predecessor company, Kellstrom Industries, from 1990 to 2005. Mr. Nedivi grew Kellstrom from $15 million to $340 million of revenue and $40 million of EBITDA. This journey involved several public offerings and numerous acquisitions. He continues to serve as an observer on Kellstrom Aerospace's board of directors.

After Kellstrom, Mr. Nedivi served as Chief Operating Officer at Lumenis Ltd, the world's leading medical laser company from 2006 to 2008. In 2008, Mr. Nedivi was asked to join Axiom Investment Advisors, a $1.6 billion hedge fund specializing in currencies, where he served as CEO until 2009 and as a special advisor until 2011.

Prior to his business career, Mr. Nedivi served as an F-15 fighter pilot in the Israeli Air Force, where he attained the rank of Major. He is a graduate of the Israel Air Force Academy and holds a Bachelor's degree in business administration.

"Our expectations are high for good reason," said Winston J. Churchill, the company's Chairman. "Zivi has a laudable track record of growing and building publicly-traded companies. We look forward to aggressively expanding Cyalume's business under his leadership."

Cyalume's Vice Chairman, Yaron Eitan, said of the departing President and CEO, "I would like to thank Derek Dunaway for his years of hard work and dedication to Cyalume. During his tenure we completed two significant acquisitions. I join the other members of the board in wishing Derek the best on all his endeavors, and I look forward to working with him again."

About Cyalume Technologies Holdings, Inc.

Cyalume Technologies designs and manufactures non-pyrotechnic and non-toxic tactical products and training solutions for the world's militaries and law enforcement agencies. Cyalume is the exclusive supplier to the U.S. and NATO-country militaries for all of their chemical light needs and operates manufacturing facilities in the U.S. and France. Through its subsidiary Cyalume Specialty Products, Cyalume manufactures all of its active chemical components in the U.S. The company has strategic partnerships with Rheinmetall Waffe Munition, GmbH, General Dynamics, Fiocchi Ammunition, Nammo Talley and Cubic Corporation.

The Cyalume Technologies Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8101

CONTACT: Aimee Gordon

Investor Relations

413-386-3434

agordon@cyalume.com